Exhibit 3.16


                     AMENDED ARTICLES OF INCORPORATION

                                     OF

                                 [Company]



                  FIRST: The name of the corporation is [Company]
         (hereinafter, the "Corporation").

                  SECOND: The address of the registered office of the Corporation is 1300 East 9th Street, Suite 1010, Cleveland, Ohio 44114. The name of the registered agent at that address is CT Corporation System.

                  THIRD: The principal office of the Corporation is [principal business address].

                  FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Ohio General Corporation Law including, but not limited to, the acting as an insurance agent and the providing of insurance services, exclusive of the underwriting of insurance policies.

                  FIFTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1000) shares of Common Stock, each having a par value of one cent ($0.01).

                  SIXTH: The holders of shares of Common Stock of the Corporation shall not have cumulative voting rights.